Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS RECORD FOURTH QUARTER AND FULL YEAR RESULTS,

DRIVEN BY SOLID WEALTH MANAGEMENT AND COMMERCIAL BANKING ACTIVITIES

Bedminster, N.J. – January 29, 2020 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the “Company”) announces its fourth quarter and full year 2019 results, a quarterly dividend, and the status of the stock repurchase program.

For the quarter ended December 31, 2019, the Company recorded revenue of $46.44 million, pretax income of $17.79 million, net income of $12.23 million and diluted earnings per share (“EPS”) of $0.64, compared to $40.64 million, $13.62 million, $10.73 million and $0.55, respectively, for the same three-month period last year. The 2019 quarter included increased net interest income and non-interest income, partially offset by an increased provision for loan and lease losses (due to loan growth) and increased operating expenses (due in part to the wealth management firm acquired in September 2019). In comparing the fourth quarter of 2019 to the fourth quarter of 2018, revenue increased 14% and pretax income increased 31%, reflecting favorable operating leverage during the period. For the same periods net income increased 14% and EPS increased 16%.  The lower growth in net income and EPS relative to pre-tax income was due to a higher effective tax rate in 2019 caused by changes in NJ State tax law in 2018.

For the twelve months ended December 31, 2019, the Company recorded total revenue of $174.97 million, pretax income of $66.12 million, net income of $47.43 million and diluted earnings per share of $2.44, compared to $159.36 million, $57.72 million, $44.17 million and $2.31, respectively, for the twelve months ended December 31, 2018, reflecting increases of 10% in revenue and 15% in pretax income, reflecting favorable operating leverage. Net income and EPS increased 7% and 6%, respectively, less than the increase in pretax income due to the increase in the effective tax rate in 2019. The effective tax rate was 28.26% for twelve months of 2019 compared to 23.48% for the twelve months of 2018. The increase was caused by changes in NJ State tax law in 2018.

As previously announced, on July 25, 2019, the Company authorized the repurchase of up to 960,000 shares, or approximately 5% of its outstanding shares, through June 30, 2020.  During the fourth quarter of 2019, under this program, the Company purchased 143,925 shares, at an average price of $29.78, for a total cost of $4.3 million. To date, under this program, the Company purchased 739,778 shares, at an average price of $28.39, for a total cost of $21.0 million. 220,222 shares remain to be purchased under the authorization.

Douglas L. Kennedy, President and CEO, said, “We were very pleased with our earnings this past quarter, as we continued to drive operating leverage. We acknowledge the challenges the Bank and the industry face given the recent Fed rate decreases and the shape of the yield curve.  We were pleased our reported net interest margin (“NIM”) did not decrease and our NIM, adjusted for prepayment premiums and excess liquidity (see page 6), only decreased marginally in the fourth quarter, after the three rate decreases during the second half of 2019.  Further, we believe our strategy (which results in a higher incidence of fee income - 33% of total revenue for the fourth quarter of 2019) will enable us to deliver higher quality earnings and increased shareholder value over time.”

EXECUTIVE SUMMARY:

The following tables summarize specified financial measures for the periods shown.

December 2019 Quarter Compared to Prior Year Quarter

	Three Months Ended	Three Months Ended
	December 31,	December 31,	Increase/
(Dollars in millions, except per share data)	2019 (A)	2018 (B)	(Decrease)
Net interest income	$30.91	$29.39	$1.52	5%
Provision for loan and lease losses	1.95	1.50	0.45	30
Net interest income after provision	28.96	27.89	1.07	4
Wealth management fee income	10.12	8.55	1.57	18
Capital markets activity	3.73	2.19	1.54	70
Other income	1.68	0.51	1.17	229
Total other income	15.53	11.25	2.74	24
Operating expenses	26.70	25.52	1.18	5
Pretax income	17.79	13.62	2.63	19
Income tax expense	5.56	2.89	2.67	92
Net income	$12.23	$10.73	$(0.04)	(0)%
Diluted EPS	$0.64	$0.55	$0.09	16%

Total Revenue	$46.44	$40.64	$5.80	14%

Effective tax rate	31.25%	21.22%	10.03
Return on average assets annualized	0.98%	0.96%	0.02
Return on average equity annualized	9.81%	9.32%	0.49

(A)

The December 2019 quarter included a full quarter of wealth management fee income and expense related to Point View Wealth Management, (“Point View”), which was acquired effective September 1, 2019.  The December 2019 quarter included a higher effective tax rate than the prior year quarter due to changes in NJ state tax law.

(B)

The December 2018 quarter included $4.39 million loss on the sale of multifamily loans; $3.00 million of life insurance proceeds related to the December 31, 2018 passing of the founder and managing principal of MCM; and a $405,000 write-down of intangible assets related to MCM.

December 2019 Quarter Compared to Linked Quarter

	Three Months Ended	Three Months Ended
	December 31,	September 30,	Increase/
(Dollars in millions, except per share data)	2019 (A)	2019	(Decrease)
Net interest income	$30.91	$30.09	$0.82	3%
Provision for loan and lease losses	1.95	0.80	1.15	144
Net interest income after provision	28.96	29.29	(0.33)	(1)
Wealth management fee income	10.12	9.50	0.62	7
Capital markets activity	3.73	2.77	0.96	35
Other income	1.68	2.15	(0.47)	(22)
Total other income	15.53	14.42	1.11	8
Operating expenses	26.70	26.26	0.44	2
Pretax income	17.79	17.45	0.34	2
Income tax expense	5.56	5.22	0.34	7
Net income	$12.23	$12.23	$0.00	0%
Diluted EPS	$0.64	$0.63	$0.01	2%

Total Revenue	$46.44	$44.51	$1.93	4%

Effective tax rate	31.25%	29.91%	1.34
Return on average assets annualized	0.98%	1.00%	(0.02)
Return on average equity annualized	9.81%	9.87%	(0.06)

(A)

The quarter ended December 31, 2019 included a full quarter of wealth management fee income and expense related to Point View, which was acquired effective September 1, 2019 compared to one month in the quarter ended September 30, 2019.

Year over Year Comparison

	Year Ended	Year Ended
	December 31,	December 31,	Increase/
(Dollars in millions, except per share data)	2019 (A)	2018 (B)	(Decrease)
Net interest income	$120.27	$115.16	$5.11	4%
Provision for loan and lease losses	4.00	3.55	0.45	13
Net interest income after provision	116.27	111.61	4.66	4
Wealth management fee income	38.36	33.25	5.11	15
Capital markets activity	8.67	5.81	2.86	49
Other income	7.67	5.14	2.53	49
Total other income	54.70	44.20	10.50	24
Operating expenses	104.85	98.09	6.76	7
Pretax income	66.12	57.72	8.40	15
Income tax expense	18.69	13.55	5.14	38
Net income	$47.43	$44.17	$3.26	7%
Diluted EPS	$2.44	$2.31	$0.13	6%

Total Revenue	$174.97	$159.36	$15.61	10%

Effective tax rate	28.26%	23.48%	4.78
Return on average assets annualized	0.99%	1.02%	(0.03)
Return on average equity annualized	9.70%	10.13%	(0.43)

(A)

The year ended December 31, 2019 included a full year of wealth management fee income and expense related to Lassus Wherley, which was acquired effective September 1, 2018, and includes four months of wealth management fee income and expense related to Point View, which was acquired effective September 1, 2019.  The 2019 twelve months included a higher effective tax rate than the prior year due to changes in NJ state tax law.

(B)

The 2018 year includes $4.39 million loss on the sale of multifamily loans; $3.00 million of life insurance proceeds related to the December 31, 2018 passing of the founder and managing principal of MCM; and a $405,000 write-down of intangible assets related to MCM.

Other highlights for the quarter included:

•	Wealth Management remains integral to our strategy and provides a diversified, predictable, and stable source of revenue over time:
o

As previously announced, effective September 1, 2019 the Company completed its acquisition of Point View, a registered investment advisor headquartered in Summit, NJ, which added nearly $350 million of assets under management and/or administration (“AUM/AUA”).

o

At December 31, 2019, the market value of AUM/AUA at the Peapack Private Wealth Management Division of Peapack-Gladstone Bank (the “Bank”) was $7.5 billion reflecting an increase of $1.7 billion from $5.8 billion at December 31, 2018, reflecting growth of 29% from the end of the prior year.

o

Wealth management fee income totaled $10.12 million and $38.36 million for the quarter and year ended December 31, 2019, reflecting an increase of $1.6 million, or 18%, from the December 2018 quarter and $5.1 million or 15% from the 2018 year.

o

Wealth management fee income, which comprised approximately 22% of the Company’s total revenue for the quarter ended December 31, 2019, continues to contribute significantly to the Company’s diversified revenue sources.

•	Growth in Commercial Banking also continues to be integral to our strategy:
o

Total commercial and industrial (“C&I”) loans (including equipment finance leases and loans of $659 million) at December 31, 2019 were $1.78 billion.  This reflected net growth of $378 million (27%) when compared to $1.40 billion at December 31, 2018 and reflected net growth of $201 million when compared to the September 30, 2019 balance (13% growth linked quarter; 51% annualized).

o	C&I momentum has continued to build and pipelines remain strong.
o

As of December 31, 2019, total C&I loans comprised 40% of the total loan portfolio, as compared to 36% at December 31, 2018.  As of December 31, 2019, total multifamily loans comprised 27% of the total loan portfolio compared to 29% at December 31, 2018.

o

The Bank’s concentration in commercial real estate loans was 404% of risk-based capital at December 31, 2019 compared to 394% at December 31, 2018. The slight increase was due to management’s plan to generate volumes ahead of and at yields in excess of expected significant maturities/payoffs in 2020.

•	Deposits, funding, and interest rate risk continue to be actively managed:
o

Deposits totaled $4.24 billion at December 31, 2019.  This reflected net growth of $348 million (9%) when compared to $3.90 billion at December 31, 2018 and increased $182 million (4% growth linked quarter; 18% annualized) when compared to the September 30, 2019 balance.

o	The Company’s loan-to-deposit ratio was 104.0% at December 31, 2019, up slightly from September 30, 2019 and December 31, 2018 levels.
o	The Company continues to have access to approximately $1.3 billion of available secured funding at the Federal Home Loan Bank.
o

With the transformation to a commercial bank balance sheet and business model, the Company’s interest rate sensitivity models indicate the Company is asset sensitive as of December 31, 2019, and that net interest income would improve in a rising rate environment but decline in a falling rate environment. Over the past six months, the Company has been managing its balance sheet and deposit costs to mitigate the effects of a falling rate environment.

•	Capital and asset quality continue to be strong.
o

The Company’s and Bank’s capital ratios at December 31, 2019 remain strong, despite $21.0  million of share repurchases made during the third and fourth quarters as part of the Company’s stock repurchase program. At December 31, 2019 the Company’s tangible capital ratio stood at 9.01%. The Company believes its existing capital and capital generation from earnings will be more than adequate to support planned balance sheet growth, wealth acquisitions, and potential purchases under its stock repurchase program.

o	The Company authorized a 5% (960,000 shares) stock repurchase program on July 25, 2019 under which the Company has purchased 739,778 shares through the end of the fourth quarter.
o	The Company’s tangible book value per share at December 31, 2019 was $24.47 reflecting an increase of 8% from $22.58 at December 31, 2018.
o

Asset quality metrics continued to be strong as of December 31, 2019. Nonperforming assets at December 31, 2019 were $28.9 million, or 0.56% of total assets as compared to $25.7 million and 0.56% of total assets at December 31, 2018.

SUPPLEMENTAL QUARTERLY DETAILS:

Wealth Management Business

In the December 2019 quarter, the Bank’s wealth management business generated $10.12 million in fee income, reflecting an increase of $1.57 million (18% growth) compared to $8.55 million for the December 2018 quarter, and reflecting an increase of $619,000 from the September 2019 quarter (7% growth linked quarter, 26%

annualized). The December 2019 quarter included three months of fee income related to Point View compared to one month in the September 2019 quarter, which was acquired effective September 1, 2019, as well as increased fees from net organic growth in assets under management.

John P. Babcock, President of the “Peapack Private Wealth Management” division said, “I am pleased with our results; we had approximately $750 million of new business inflows in 2019 and have a strong pipeline as we finished the year strong.  We are making significant forward progress on integrating the systems, processes and people from our 2017, 2018, and 2019 acquisitions and continue to selectively look for additional acquisitions that can add talent and expertise to our wealth management organization.”

Loans / Commercial Banking

Net loans increased to $4.37 billion at December 31, 2019 from $3.89 billion at December 31, 2018, reflecting 12% annual growth. Loan/line origination levels were robust as was paydown activity. Mr. Kennedy noted, “We were pleased to have strong net loan growth, despite increased paydown activity. And, we have entered the new year with strong loan pipelines.”

Total C&I loans (including equipment finance leases and loans of $659 million) at December 31, 2019 were $1.78 billion.  This reflected net growth of $378 million (27%) when compared to $1.40 billion at December 31, 2018 and reflected net growth of $201 million when compared to the September 30, 2019 balance (13% growth linked quarter; 51% annualized).

Mr. Kennedy said, “The loan market continues to be extremely competitive from a structure/credit and a pricing perspective. As I have noted before, we will continue to be disciplined and not compromise our credit standards, but we will compete on price, as long as returns remain reasonable as measured by our proprietary loan pricing model.”

Mr. Kennedy also said, “Our newly expanded Corporate Advisory and Structured Finance businesses give us the capability to engage in high level strategic debt, capital and valuation analysis coupled with succession, estate and wealth planning strategies, enabling us to provide a unique boutique level of service, giving us a competitive advantage over much of our peers.”

Funding / Liquidity / Interest Rate Risk Management

The Company actively manages its deposit base to reduce reliance on wholesale sourced deposits, volatility, and/or operational risk.

For the quarter ended December 31, 2019, the Company utilized its excess balance sheet liquidity (basically interest-earning deposits), increased client deposits and short-term borrowings to fund its loan growth.

Mr. Kennedy noted, “As a commercial bank with an asset sensitive balance sheet, as the Fed reduces rates, our loans reprice faster than our deposits. Thus, we have been and will remain keenly focused on our comprehensive deposit rate reduction program with an eye toward relationship profitability.”

As of December 31, 2019, in addition to approximately $610 million of cash, cash equivalents and investment securities on its balance sheet, the Company also had approximately $1.55 billion of secured funding available from the Federal Home Loan Bank, of which only $233 million was drawn as of December 31, 2019.

Mr. Kennedy noted, “Depending on market conditions, we may utilize lower cost fixed rate wholesale borrowings and/or interest rate swaps, as opposed to retail deposits, to fund fixed rate loan production.”

Kennedy went on to note, “The northeast market continues to be extremely competitive for deposits. The Company is focused on providing high touch client service, a key element in growing its personal and commercial core deposit base.  The Company is focused on multiple retail channels, as well as commercial channels, including its enhanced Treasury Management and Escrow offerings. Further, all of our Private Bankers remain keenly focused on deposit gathering.”

Net Interest Income (NII)/Net Interest Margin (NIM)

	Twelve Months Ended		Twelve Months Ended
	December 31, 2019		December 31, 2018
	NII	NIM	NII	NIM

NII/NIM excluding the below	$119,032	2.67%	$112,840	2.69%
Prepayment premiums received on loan paydowns	1,328	0.03%	2,002	0.05%
Effect of maintaining excess interest earning cash during 2019	(86)	-0.07%	—	—
Material fees recognized on full paydowns of C&I loans	—	—	321	0.01%
NII/NIM as reported	$120,274	2.63%	$115,163	2.75%

	Three Months Ended		Three Months Ended		Three Months Ended
	December 31, 2019		September 30, 2019		December 31, 2018
	NII	NIM	NII	NIM	NII	NIM

NII/NIM excluding the below	$30,385	2.61%	$29,896	2.67%	$28,899	2.70%
Prepayment premiums received on loan paydowns	414	0.03%	236	0.02%	495	0.04%
Effect of maintaining excess interest earning cash during 2019	115	-0.04%	(47)	-0.09%	(9)	-0.02%
Material fees recognized on full paydowns of C&I loans	—	—	—	—	—	—
NII/NIM as reported	$30,914	2.60%	$30,085	2.60%	$29,385	2.72%

Net interest income and net interest margin comparisons are shown above.

Mr. Kennedy noted, “Given the yield curve as well as the recent Fed rate decreases, our reported NIM remained flat, but our core NIM declined slightly this quarter, as was expected. While our models indicate additional slight compression in Q1 2020, assuming no further Fed rate decreases, we believe our margin will gradually begin to improve after that. In addition to managing our balance sheet, asset yields and cost of deposits very closely, we will continue to focus even more on fee based activities.”

Other Noninterest Income (other than Wealth Management fee income)

Noninterest income from Capital Markets activities (loan level back-to-back swap activities, SBA lending and sale program, and mortgage banking income) totaled $3.73 million for the December 2019 quarter compared to $2.77 million for the September 2019 quarter and $2.19 million for the December 2018 quarter.  Income from these programs are not linear each quarter, as some quarters will be higher than others.

Other income totaled $504,000 for the fourth quarter of 2019, compared to $902,000 for the third quarter of 2019, and $3.6 million for the fourth quarter of 2018. The December 2018 quarter included $3.00 million of life insurance proceeds related to the December 31, 2018 passing of the founder and managing principal of Murphy Capital Management.

The December 2018 quarter included a $4.39 million loss on the sale of $131 million of fixed rate multifamily loans, sold as part of the Company’s balance sheet management strategy.

Operating Expenses

The Company’s total operating expenses were $26.70 million for the quarter ended December 31, 2019, compared to $26.26 million for the September 2019 quarter and $25.52 million for the December 2018 quarter.  The December 2019 quarter included three months of expenses related to Point View’s operations compared to one month in the September 2019 quarter.  Strategic hiring and normal salary increases also contributed to the increase for the December 2019 quarter. There was no FDIC insurance expense for the December 2019 quarter or the September 2019 quarter as the Bank utilized its small bank assessment credit from the FDIC. Mr. Kennedy said, “As we reported last quarter, the Company launched a company-wide expense review, with a goal of slowing expense growth, while continuing our investment in digital and in client acquisition initiatives.  Both activities continue to be important given the current yield curve environment.”

Income Taxes

The effective tax rate for the December 2019 quarter was 31.2%, compared to 29.9% for the September 2019 quarter, and 21.2% for the December 2018 quarter. The effective tax rate for the year ended December 31, 2019 was 28.3% compared to 23.5% for the year ended December 31, 2018. The 2019 periods included higher NJ State Income Tax due to the change in NJ Tax law.

Asset Quality / Provision for Loan and Lease Losses

Nonperforming assets at December 31, 2019 (which does not include troubled debt restructured loans that are performing in accordance with their terms) were $28.9 million, or 0.56% of total assets, compared to $29.7 million, or 0.60% of total assets, at September 30, 2019 and $25.7 million, or 0.56% of total assets, at December 31, 2018.  Total loans past due 30 through 89 days and still accruing were $1.9 million at December 31, 2019, compared to $6.3 million at September 30, 2019 and $3.5 million at December 31, 2018.

For the quarter ended December 31, 2019, the Company’s provision for loan and lease losses was $2.0 million compared to $800,000 for the September 2019 quarter and $1.5 million for the December 2018 quarter. The Company’s provision for loan and lease losses (and its allowance for loan and lease losses) reflect, among other things, the Company’s asset quality metrics, net loan growth, net charge-offs/recoveries, and the composition of the loan portfolio.

At December 31, 2019, the allowance for loan and lease losses was $43.68 million (151% of nonperforming loans and 0.99% of total loans), compared to $41.58 million at September 30, 2019 (142% of nonperforming loans and 1.00% of total loans), and $38.50 million (150% of nonperforming loans and 0.98% of total loans) at December 31, 2018.

Capital / Dividend / Stock Repurchase Program

The Company’s capital position during the December 2019 quarter was benefitted by net income partially offset by the purchase of shares through the Company’s stock repurchase program. During the quarter, the Company purchased 143,925 shares, at an average price of $29.78, for a total cost of $4.3 million.

The Company’s and Bank’s capital ratios at December 31, 2019 all remain strong.  Such ratios remain well above regulatory well capitalized standards.

On January 28, 2020, the Company declared a cash dividend of $0.05 per share payable on February 26, 2020 to shareholders of record on February 11, 2020.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $5.2 billion and AUM/AUA of $7.5 billion as of December 31, 2019.  Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, non-profits and consumers, which help them to establish, maintain and expand their legacy.  Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its Private Wealth Management Division, and its branch network and online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

The foregoing may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions.  These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may” or similar statements or variations of such terms.  Actual results may differ materially from such forward-looking statements.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•

our inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;

•	the impact of anticipated higher operating expenses in 2019 and beyond;
•	our inability to successfully integrate wealth management firm acquisitions;
•	our inability to manage our growth;
•	our inability to successfully integrate our expanded employee base;
•	an unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the interest rate environment and/or our highly competitive market;
•	declines in value in our investment portfolio;
•	higher than expected increases in our allowance for loan and lease losses;
•	higher than expected increases in loan and lease losses or in the level of nonperforming loans;
•	changes in interest rates;
•	decline in real estate values within our market areas;
•

legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) that may result in increased compliance costs;

•	successful cyberattacks against our IT infrastructure and that of our IT and third party providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	our inability to successfully generate new business in new geographic markets;
•	our inability to execute upon new business initiatives;
•	our lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;
•	our inability to retain key employees;
•	demands for loans and deposits in our market areas;
•	adverse changes in securities markets;
•	changes in accounting policies and practices;
•	effects related to a prolonged shutdown of the federal government which could impact SBA and other government lending programs; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2018.  We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2019	2019	2019	2019	2018
Income Statement Data:
Interest income	$45,556	$45,948	$44,603	$44,563	$42,781
Interest expense	14,642	15,863	15,335	14,556	13,396
Net interest income	30,914	30,085	29,268	30,007	29,385
Provision for loan and lease losses	1,950	800	1,150	100	1,500
Net interest income after provision for loan and lease losses	28,964	29,285	28,118	29,907	27,885
Wealth management fee income	10,120	9,501	9,568	9,174	8,552
Service charges and fees	893	882	897	816	938
Bank owned life insurance	325	332	326	338	351
Gain on loans held for sale at fair value (Mortgage banking) (A)	344	198	132	47	74
Loss on loans held for sale at lower of cost or fair value	(4)	(6)	—	—	(4,392)
Fee income related to loan level, back-to-back swaps (A)	2,459	2,349	721	270	1,838
Gain on sale of SBA loans (A)	929	224	573	419	277
Other income (B)	504	902	740	606	3,571
Securities gains/(losses), net	(45)	34	69	59	46
Total other income	15,525	14,416	13,026	11,729	11,255
Salaries and employee benefits	17,954	17,476	17,543	17,156	16,372
Premises and equipment	3,898	3,849	3,600	3,388	3,422
FDIC insurance expense	—	(277)	277	277	645
Other expenses	4,849	5,211	4,753	4,894	5,085
Total operating expenses	26,701	26,259	26,173	25,715	25,524
Income before income taxes	17,788	17,442	14,971	15,921	13,616
Income tax expense	5,555	5,216	3,421	4,496	2,887
Net income	$12,233	$12,226	$11,550	$11,425	$10,729

Total revenue (C)	$46,439	$44,501	$42,294	$41,736	$40,640
Per Common Share Data:
Earnings per share (basic)	$0.64	$0.63	$0.59	$0.59	$0.56
Earnings per share (diluted)	0.64	0.63	0.59	0.58	0.55
Weighted average number of common shares outstanding:
Basic	18,966,917	19,314,666	19,447,155	19,350,452	19,260,033
Diluted	19,207,738	19,484,905	19,568,371	19,658,006	19,424,906
Performance Ratios:
Return on average assets annualized (ROAA)	0.98%	1.00%	0.99%	0.98%	0.96%
Return on average equity annualized (ROAE)	9.81%	9.87%	9.49%	9.65%	9.32%
Net interest margin (tax- equivalent basis)	2.60%	2.60%	2.64%	2.70%	2.72%
GAAP efficiency ratio (D)	57.50%	59.01%	61.88%	61.61%	62.81%
Operating expenses / average assets annualized	2.13%	2.16%	2.25%	2.21%	2.28%

(A) Gain on loans held for sale at fair value (mortgage banking), fee income related to loan level, back-to-back swaps and gain on sale of SBA loans are all included in “capital markets activity” as referred to within the earnings release.

(B) The December 31, 2018 quarter includes death benefit from life insurance policy of $3.0 million related to the December 31, 2018 passing of the founder and managing principal of MCM.

(C)	Total revenue includes net interest income plus total other income.
(D)	Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Twelve Months Ended
	Dec 31,		Change
	2019	2018	$	%
Income Statement Data:
Interest income	$180,670	$159,686	$20,984	13%
Interest expense	60,396	44,523	15,873	36%
Net interest income	120,274	115,163	5,111	4%
Provision for loan and lease losses	4,000	3,550	450	13%
Net interest income after provision for loan and lease losses	116,274	111,613	4,661	4%
Wealth management fee income	38,363	33,245	5,118	15%
Service charges and fees	3,488	3,502	(14)	0%
Bank owned life insurance	1,321	1,381	(60)	-4%
Gain on loans held for sale at fair value (Mortgage banking) (A)	721	334	387	116%
Loss on loans held for sale at lower of cost or fair value	(10)	(4,392)	4,382	-100%
Fee income related to loan level, back-to-back swaps (A)	5,799	3,844	1,955	51%
Gain on sale of SBA loans (A)	2,145	1,636	509	31%
Other income (B)	2,752	5,036	(2,284)	-45%
Securities gains/(losses), net	117	(393)	510	-130%
Total other income	54,696	44,193	10,503	24%
Salaries and employee benefits	70,129	62,802	7,327	12%
Premises and equipment	14,735	13,497	1,238	9%
FDIC insurance expense	277	2,443	(2,166)	-89%
Other expenses	19,707	19,344	363	2%
Total operating expenses	104,848	98,086	6,762	7%
Income before income taxes	66,122	57,720	8,402	15%
Income tax expense	18,688	13,550	5,138	38%
Net income	$47,434	$44,170	$3,264	7%

Total revenue (C)	$174,970	$159,356	$15,614	10%
Per Common Share Data:
Earnings per share (basic)	$2.46	$2.33	$0.13	6%
Earnings per share (diluted)	2.44	2.31	0.13	6%
Weighted average number of common shares outstanding:
Basic	19,268,870	18,965,305	303,565	2%
Diluted	19,411,448	19,148,645	262,803	1%
Performance Ratios:
Return on average assets annualized (ROAA)	0.99%	1.02%	(0.03)%
Return on average equity annualized (ROAE)	9.70%	10.13%	(0.43)%
Net interest margin (tax- equivalent basis)	2.63%	2.75%	(0.12)%
GAAP efficiency ratio (D)	59.92%	61.55%	(1.63)%
Operating expenses / average assets annualized	2.19%	2.25%	(0.06)%

(A) Gain on loans held for sale at fair value (mortgage banking), fee income related to loan level, back-to-back swaps and gain on sale of SBA loans are all included in “capital markets activity” as referred to within the earnings release.

(B) The December 31, 2018 quarter includes death benefit from life insurance policy of $3.0 million related to the December 31, 2018 passing of the founder and managing principal of MCM.

(C)	Total revenue includes net interest income plus total other income.
(D)	Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see Non-GAAP financial measures reconciliation included in these tables.

.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2019 (A)	2019	2019	2019	2018
ASSETS
Cash and due from banks	$6,591	$5,770	$5,351	$4,726	$5,914
Federal funds sold	102	101	101	101	101
Interest-earning deposits	201,492	221,242	298,575	235,487	154,758
Total cash and cash equivalents	208,185	227,113	304,027	240,314	160,773
Securities available for sale	390,755	349,989	378,839	384,400	377,936
Equity security	10,836	7,881	4,847	4,778	4,719
FHLB and FRB stock, at cost	24,068	21,403	18,338	18,460	18,533
Residential mortgage	552,019	561,543	572,926	569,304	573,146
Multifamily mortgage	1,210,003	1,197,093	1,129,476	1,104,406	1,138,190
Commercial mortgage	761,244	721,261	694,674	705,221	702,165
Commercial loans	1,776,450	1,575,076	1,518,591	1,410,146	1,398,214
Consumer loans	54,372	53,829	53,995	54,276	58,678
Home equity lines of credit	57,248	58,423	62,522	57,639	62,191
Other loans	349	380	424	355	465
Total loans	4,411,685	4,167,605	4,032,608	3,901,347	3,933,049
Less: Allowances for loan and lease losses	43,676	41,580	39,791	38,653	38,504
Net loans	4,368,009	4,126,025	3,992,817	3,862,694	3,894,545
Premises and equipment	20,913	20,898	20,987	21,201	27,408
Other real estate owned	50	336	—	—	—
Accrued interest receivable	10,494	11,759	11,594	11,688	10,814
Bank owned life insurance	46,128	45,940	45,744	45,554	45,353
Goodwill and other intangible assets (A)	40,588	41,111	31,941	32,170	32,399
Finance lease right-of-use assets (B)	5,078	5,265	5,452	5,639	—
Operating lease right-of-use assets (B)	12,132	10,328	11,017	7,541	—
Other assets	45,643	57,361	45,631	27,867	45,378
TOTAL ASSETS	$5,182,879	$4,925,409	$4,871,234	$4,662,306	$4,617,858

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$529,281	$544,464	$544,431	$476,013	$463,926
Interest-bearing demand deposits	1,510,363	1,352,471	1,388,821	1,268,823	1,247,305
Savings	112,652	115,448	112,438	114,865	114,674
Money market accounts	1,196,313	1,196,188	1,207,358	1,209,835	1,243,369
Certificates of deposit – Retail	633,763	583,425	570,384	545,450	510,724
Certificates of deposit – Listing Service	47,430	55,664	58,541	68,055	79,195
Subtotal “customer” deposits	4,029,802	3,847,660	3,881,973	3,683,041	3,659,193
IB Demand – Brokered	180,000	180,000	180,000	180,000	180,000
Certificates of deposit – Brokered	33,709	33,696	33,682	56,165	56,147
Total deposits	4,243,511	4,061,356	4,095,655	3,919,206	3,895,340
Short-term borrowings	128,100	67,000	—	—	—
FHLB advances	105,000	105,000	105,000	105,000	108,000
Finance lease liability	7,598	7,793	7,985	8,175	8,362
Operating lease liability (B)	12,423	10,619	11,269	7,683	—
Subordinated debt, net	83,417	83,361	83,305	83,249	83,193
Other liabilities	91,227	94,930	74,132	57,521	53,950
Due to brokers, securities settlements	7,951	—	—	—	—
TOTAL LIABILITIES	4,679,227	4,430,059	4,377,346	4,180,834	4,148,845
Shareholders’ equity	503,652	495,350	493,888	481,472	469,013
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$5,182,879	$4,925,409	$4,871,234	$4,662,306	$4,617,858
Assets under management and / or administration at Peapack-Gladstone Bank’s Private Wealth Management Division (market value, not included above-dollars in billions)	$7.5	$7.0	$6.6	$6.3	$5.8

(A) Includes goodwill and intangibles from the Murphy Capital Management, Quadrant Capital Management, Lassus Wherley and Associates and Point View Wealth Management acquisitions completed in August 2017, November 2017, September 2018 and September 2019, respectively.

(B)	Resulted from the January 1, 2019 adoption of ASU No. 2016-02, “Leases (Topic 842)”.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2019	2019	2019	2019	2018
Asset Quality:
Loans past due over 90 days and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans (A)	28,881	29,383	31,150	24,892	25,715
Other real estate owned	50	336	—	—	—
Total nonperforming assets	$28,931	$29,719	$31,150	$24,892	$25,715

Nonperforming loans to total loans	0.65%	0.71%	0.77%	0.64%	0.65%
Nonperforming assets to total assets	0.56%	0.60%	0.64%	0.53%	0.56%

Performing TDRs (B)(C)	$2,357	$2,527	$3,772	$4,274	$4,303

Loans past due 30 through 89 days and still accruing (D)	$1,910	$6,333	$432	$2,492	$3,484

Classified loans	$58,908	$53,882	$56,135	$51,306	$58,265

Impaired loans	$35,924	$36,627	$34,941	$29,185	$31,300

Allowance for loan and lease losses:
Beginning of period	$41,580	$39,791	$38,653	$38,504	$37,293
Provision for loan and lease losses	1,950	800	1,150	100	1,500
Recoveries (charge-offs), net	146	989	(12)	49	(289)
End of period	$43,676	$41,580	$39,791	$38,653	$38,504

ALLL to nonperforming loans	151.23%	141.51%	127.74%	155.28%	149.73%
ALLL to total loans	0.990%	0.998%	0.987%	0.991%	0.979%
General ALLL to total loans (E)	0.927%	0.932%	0.956%	0.984%	0.972%

(A) Amount includes one healthcare real estate secured loan with a loan balance of $14.5 million at December 31, 2019, that went on nonaccrual at December 31, 2018.  In addition, one casual dining commercial banking relationship, with a balance of $5.9 million at December 31, 2019, that went on nonaccrual at June 30, 2019.

(B)	Amounts reflect TDRs that are paying according to restructured terms.
(C)

Amount does not include $25.8 million at December 31, 2019, $19.7 million at September 30, 2019, $19.8 million at June 30, 2019, $20.0 million at March 31, 2019 and $20.5 million at December 31, 2018, of TDRs included in nonaccrual loans.

(D) The $6.3 million at September 30, 2019 included one $4.3 million commercial real estate loan that was in process of a rate modification (not a TDR modification).  The loan was brought fully current in early October 2019.

(E) Total ALLL less specific reserves equals general ALLL.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	December 31,	September 30,	December 31,
	2019	2019	2018
Capital Adequacy
Equity to total assets (A)	9.72%	10.06%	10.16%
Tangible Equity to tangible assets (B)	9.01%	9.30%	9.52%
Book value per share (C)	$26.61	$26.07	$24.25
Tangible Book Value per share (D)	$24.47	$23.91	$22.58

	December 31,		September 30,		December 31,
	2019		2019		2018
Regulatory Capital – Holding Company
Tier I leverage	$463,521	9.33%	$455,179	9.43%	$438,240	9.82%
Tier I capital to risk-weighted assets	463,521	11.14	455,179	11.23	438,240	11.76
Common equity tier I capital ratio to risk-weighted assets	463,520	11.14	455,177	11.23	438,238	11.76
Tier I & II capital to risk-weighted assets	590,614	14.20	580,120	14.31	559,937	15.03

Regulatory Capital – Bank
Tier I leverage (E)	$527,833	10.63%	$534,351	11.08%	$504,504	11.32%
Tier I capital to risk-weighted assets (F)	527,833	12.70	534,351	13.20	504,504	13.56
Common equity tier I capital ratio to risk-weighted assets (G)	527,832	12.70	534,349	13.20	504,502	13.56
Tier I & II capital to risk-weighted assets (H)	571,509	13.76	575,931	14.23	543,008	14.59

(A)  Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at period end.

(B)

Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at period end is calculated by dividing tangible equity by tangible assets at period end.  See Non-GAAP financial measures reconciliation included in these tables.

(C)	Book value per common share is calculated by dividing shareholders’ equity by period end common shares outstanding.
(D)

Tangible book value per excludes intangible assets.  Tangible book value per share is calculated by dividing tangible equity by period end common shares outstanding.  See Non-GAAP financial measures reconciliation tables.

(E) Regulatory well capitalized standard = 5.00%

(F) Regulatory well capitalized standard = 6.50%

(G) Regulatory well capitalized standard = 8.00%

(H) Regulatory well capitalized standard = 10.00%

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2019	2019	2019	2019	2018
Residential loans retained	$17,115	$19,073	$21,998	$10,839	$24,937
Residential loans sold	21,255	15,846	9,785	3,090	4,686
Total residential loans	38,370	34,919	31,783	13,929	29,623
Commercial real estate	52,630	43,414	34,204	21,025	63,486
Multifamily	63,627	77,138	58,604	21,122	58,175
Commercial (C&I) loans (A) (B)	174,946	228,903	143,944	141,128	285,950
SBA	19,195	3,510	3,740	9,050	5,695
Wealth lines of credit (A)	42,575	6,980	6,725	7,380	5,850
Total commercial loans	352,973	359,945	247,217	199,705	419,156
Installment loans	984	362	1,497	558	649
Home equity lines of credit (A)	2,414	5,631	3,626	1,607	3,625
Total loans closed	$394,741	$400,857	$284,123	$215,799	$453,053

	For the Twelve Months Ended
	Dec 31,	Dec 31,
	2019	2018
Residential loans retained	$69,025	$73,208
Residential loans sold	49,976	25,563
Total residential loans	119,001	98,771
Commercial real estate	151,273	142,601
Multifamily	220,491	96,246
Commercial (C&I) loans (A) (B)	688,921	676,153
SBA	35,495	25,505
Wealth lines of credit (A)	63,660	42,748
Total commercial loans	1,159,840	983,253
Installment loans	3,401	4,669
Home equity lines of credit (A)	13,278	21,486
Total loans closed	$1,295,520	$1,108,179

(A)  Includes loans and lines of credit that closed in the period but not necessarily funded.

(B)	Includes equipment finance.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	December 31, 2019			December 31, 2018
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$393,549	$2,428	2.47%	$383,455	$2,521	2.63%
Tax-exempt (A) (B)	12,037	147	4.88	17,887	173	3.87

Loans (B) (C):
Mortgages	557,132	4,780	3.43	562,284	4,732	3.37
Commercial mortgages	1,959,902	18,588	3.79	1,947,674	18,825	3.87
Commercial	1,662,026	18,413	4.43	1,221,111	14,915	4.89
Commercial construction	4,842	81	6.69	—	—	—
Installment	54,562	524	3.84	60,855	624	4.10
Home equity	58,082	662	4.56	61,423	759	4.94
Other	379	10	10.55	461	11	9.54
Total loans	4,296,925	43,058	4.01	3,853,808	39,866	4.14
Federal funds sold	102	—	0.25	101	—	0.25
Interest-earning deposits	159,759	560	1.40	122,813	636	2.07
Total interest-earning assets	4,862,372	46,193	3.80%	4,378,064	43,196	3.95%
Noninterest-earning assets:
Cash and due from banks	5,600			6,876
Allowance for loan and lease losses	(42,374)			(37,774)
Premises and equipment	20,946			27,749
Other assets	166,868			112,348
Total noninterest-earning assets	151,040			109,199
Total assets	$5,013,412			$4,487,263

LIABILITIES:
Interest-bearing deposits:
Checking	$1,407,151	$3,489	0.99%	$1,208,604	$3,174	1.05%
Money markets	1,169,413	3,456	1.18	1,124,780	3,684	1.31
Savings	112,597	16	0.06	115,316	16	0.06
Certificates of deposit – retail and listing service	660,159	3,734	2.26	569,151	2,914	2.05
Subtotal interest-bearing deposits	3,349,320	10,695	1.28	3,017,851	9,788	1.30
Interest-bearing demand – brokered	180,000	981	2.18	180,000	855	1.90
Certificates of deposit – brokered	33,702	267	3.17	59,061	386	2.61
Total interest-bearing deposits	3,563,022	11,943	1.34	3,256,912	11,029	1.35
Borrowings	221,462	1,383	2.50	143,348	1,043	2.91
Capital lease obligation	7,669	92	4.80	8,428	102	4.84
Subordinated debt	83,385	1,224	5.87	83,157	1,222	5.88
Total interest-bearing liabilities	3,875,538	14,642	1.51%	3,491,845	13,396	1.53%
Noninterest-bearing liabilities:
Demand deposits	539,501			496,238
Accrued expenses and other liabilities	99,702			38,498
Total noninterest-bearing liabilities	639,203			534,736
Shareholders’ equity	498,671			460,682
Total liabilities and shareholders’ equity	$5,013,412			$4,487,263
Net interest income		$31,551			$29,800
Net interest spread			2.29%			2.42%
Net interest margin (D)			2.60%			2.72%

(A)  Average balances for available for sale securities are based on amortized cost.

(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	December 31, 2019			September 30, 2019
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$393,549	$2,428	2.47%	$393,386	$2,477	2.52%
Tax-exempt (A) (B)	12,037	147	4.88	13,497	165	4.89

Loans (B) (C):
Mortgages	557,132	4,780	3.43	567,097	4,811	3.39
Commercial mortgages	1,959,902	18,588	3.79	1,856,216	17,870	3.85
Commercial	1,662,026	18,413	4.43	1,530,131	18,605	4.86
Commercial construction	4,842	81	6.69	2,619	51	7.79
Installment	54,562	524	3.84	53,891	560	4.16
Home equity	58,082	662	4.56	58,573	736	5.03
Other	379	10	10.55	396	11	11.11
Total loans	4,296,925	43,058	4.01	4,068,923	42,644	4.19
Federal funds sold	102	—	0.25	101	—	0.25
Interest-earning deposits	159,759	560	1.40	256,865	1,362	2.12
Total interest-earning assets	4,862,372	46,193	3.80%	4,732,772	46,648	3.94%
Noninterest-earning assets:
Cash and due from banks	5,600			5,628
Allowance for loan and lease losses	(42,374)			(40,806)
Premises and equipment	20,946			21,121
Other assets	166,868			151,265
Total noninterest-earning assets	151,040			137,208
Total assets	$5,013,412			$4,869,980

LIABILITIES:
Interest-bearing deposits:
Checking	$1,407,151	$3,489	0.99%	$1,410,837	$4,467	1.27%
Money markets	1,169,413	3,456	1.18	1,184,589	4,227	1.43
Savings	112,597	16	0.06	113,961	16	0.06
Certificates of deposit – retail and listing service	660,159	3,734	2.26	649,393	3,781	2.33
Subtotal interest-bearing deposits	3,349,320	10,695	1.28	3,358,780	12,491	1.49
Interest-bearing demand – brokered	180,000	981	2.18	180,000	901	2.00
Certificates of deposit – brokered	33,702	267	3.17	33,688	267	3.17
Total interest-bearing deposits	3,563,022	11,943	1.34	3,572,468	13,659	1.53
Borrowings	221,462	1,383	2.50	114,584	886	3.09
Capital lease obligation	7,669	92	4.80	7,866	94	4.78
Subordinated debt	83,385	1,224	5.87	83,329	1,224	5.88
Total interest-bearing liabilities	3,875,538	14,642	1.51%	3,778,247	15,863	1.68%
Noninterest-bearing liabilities:
Demand deposits	539,501			512,497
Accrued expenses and other liabilities	99,702			83,554
Total noninterest-bearing liabilities	639,203			596,051
Shareholders’ equity	498,671			495,682
Total liabilities and shareholders’ equity	$5,013,412			$4,869,980
Net interest income		$31,551			$30,785
Net interest spread			2.29%			2.26%
Net interest margin (D)			2.60%			2.60%

(A)  Average balances for available for sale securities are based on amortized cost.

(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

TWELVE MONTHS ENDED

Tax-Equivalent Basis, Dollars in Thousands

	December 31, 2019			December 31, 2018
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$391,666	$10,228	2.61%	$363,259	$8,903	2.45%
Tax-exempt (A) (B)	14,930	728	4.88	20,489	731	3.57

Loans (B) (C):
Mortgages	565,935	19,321	3.41	565,513	18,842	3.33
Commercial mortgages	1,857,014	72,061	3.88	1,976,712	74,693	3.78
Commercial	1,498,077	71,071	4.74	1,087,600	50,854	4.68
Commercial construction	1,881	132	7.02	—	—	—
Installment	54,555	2,246	4.12	71,643	2,603	3.63
Home equity	60,036	2,981	4.97	61,828	2,786	4.51
Other	391	42	10.74	451	45	9.98
Total loans	4,037,889	167,854	4.16	3,763,747	149,823	3.98
Federal funds sold	102	—	0.25	101	—	0.25
Interest-earning deposits	223,629	4,457	1.99	103,059	1,806	1.75
Total interest-earning assets	4,668,216	183,267	3.93%	4,250,655	161,263	3.79%
Noninterest-earning assets:
Cash and due from banks	5,477			5,346
Allowance for loan and lease losses	(40,328)			(37,904)
Premises and equipment	21,176			28,477
Other assets	142,156			103,761
Total noninterest-earning assets	128,481			99,680
Total assets	$4,796,697			$4,350,335

LIABILITIES:
Interest-bearing deposits:
Checking	$1,342,901	$15,789	1.18%	$1,143,640	$9,543	0.83%
Money markets	1,189,880	16,434	1.38	1,056,368	11,322	1.07
Savings	113,312	63	0.06	119,699	66	0.06
Certificates of deposit – retail and listing service	631,999	14,210	2.25	554,903	9,938	1.79
Subtotal interest-bearing deposits	3,278,092	46,496	1.42	2,874,610	30,869	1.07
Interest-bearing demand – brokered	180,000	3,457	1.92	180,000	3,135	1.74
Certificates of deposit – brokered	42,460	1,225	2.89	64,009	1,608	2.51
Total interest-bearing deposits	3,500,552	51,178	1.46	3,118,619	35,612	1.14
Borrowings	136,992	3,941	2.88	154,765	3,606	2.33
Capital lease obligation	7,956	382	4.80	8,698	418	4.81
Subordinated debt	83,300	4,895	5.88	83,104	4,887	5.88
Total interest-bearing liabilities	3,728,800	60,396	1.62%	3,365,186	44,523	1.32%
Noninterest-bearing liabilities:
Demand deposits	505,486			516,718
Accrued expenses and other liabilities	73,601			32,541
Total noninterest-bearing liabilities	579,087			549,259
Shareholders’ equity	488,810			435,890
Total liabilities and shareholders’ equity	$4,796,697			$4,350,335
Net interest income		$122,871			$116,740
Net interest spread			2.31%			2.47%
Net interest margin (D)			2.63%			2.75%

(A)  Average balances for available for sale securities are based on amortized cost.

(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts.  We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively.  We calculate tangible book value per share by dividing tangible equity by period end common shares outstanding, as compared to book value per common share, which we calculate by dividing shareholders’ equity by period end common shares outstanding.  We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end.  We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue.  We calculate the efficiency ratio by dividing total noninterest expenses, excluding ORE provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue.  We believe that this provides one reasonable measure of core expenses relative to core revenue.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios.  Our management internally assesses our performance based, in part, on these measures.  However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures.  As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies.  A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

Non-GAAP Financial Reconciliation

(Dollars in thousands, except share data)

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
Tangible Book Value Per Share	2019	2019	2019	2019	2018
Shareholders’ equity	$503,652	$495,350	$493,888	$481,472	$469,013
Less: Intangible assets, net	40,588	41,111	31,941	32,170	32,399
Tangible equity	463,064	454,239	461,947	449,302	436,614

Period end shares outstanding	18,926,810	18,999,241	19,456,312	19,445,363	19,337,662
Tangible book value per share	$24.47	$23.91	$23.74	$23.11	$22.58
Book value per share	26.61	26.07	25.38	24.76	24.25

Tangible Equity to Tangible Assets
Total assets	$5,182,879	$4,925,409	$4,871,234	$4,662,306	$4,617,858
Less: Intangible assets, net	40,588	41,111	31,941	32,170	32,399
Tangible assets	5,142,291	4,884,298	4,839,293	4,630,136	4,585,459
Tangible equity to tangible assets	9.01%	9.30%	9.55%	9.70%	9.52%
Equity to assets	9.72%	10.06%	10.14%	10.33%	10.16%

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
Efficiency Ratio	2019	2019	2019	2019	2018
Net interest income	$30,914	$30,085	$29,268	$30,007	$29,385
Total other income	15,525	14,416	13,026	11,729	11,255
Less: Loss/(gain) on loans held for sale
at lower of cost or fair value	4	6	—	—	4,392
Less: Income from life insurance proceeds	—	—	—	—	(3,000)
Add: Securities (gains)/losses, net	45	(34)	(69)	(59)	(46)
Total recurring revenue	46,488	44,473	42,225	41,677	41,986

Operating expenses	26,701	26,259	26,173	25,715	25,524
Less: ORE provision	—	—	—	—	—
Total operating expense	26,701	26,259	26,173	25,715	25,524

Efficiency ratio	57.44%	59.04%	61.98%	61.70%	60.79%

	For the Twelve Months Ended
	Dec 31,	Dec 31,
Efficiency Ratio	2019	2018
Net interest income	$120,274	$115,163
Total other income	54,696	44,193
Add: Securities (gains)/losses, net	(117)	393
Less: Loss/(gain) on loans held for sale
at lower of cost or fair value	10	4,392
Less: Income from life insurance proceeds	—	(3,000)
Total recurring revenue	174,863	161,141

Operating expenses	104,848	98,086
Less: ORE provision	—	232
Total operating expense	104,848	97,854

Efficiency ratio	59.96%	60.73%